                                                                                      EXHIBIT 12
SOUTHWESTERN BELL TELEPHONE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions



                                    SIX MONTHS ENDED
                                    JUNE 30,                                YEAR ENDED DECEMBER 31,

                                    1996        1995      1995     1994     1993     1992     1991
Income Before Income Taxes,
 Extraordinary  Loss and Cumulative
 Effect of Changes in
 Accounting Principles              $  1,113.8  $  917.1  $1,688.3 $1,585.9 $1,424.2 $1,324.7 $1,286.3
  Add:  Interest Expense                 163.2     171.9     339.4    357.9    385.2    408.7    456.3
      1/3 Rental Expense                   7.3       8.2      25.9     25.6     22.8     27.6     22.7


  Adjusted Earnings                 $  1,284.3  $1,097.2  $2,053.6 $1,969.4 $1,832.2 $1,761.0 $1,765.3


Total Interest Charges              $    174.1  $  171.9  $  339.4 $  357.9 $  385.2 $  408.7 $  456.3
1/3 Rental Expense                         7.3       8.2      25.9     25.6     22.8     27.6     22.7


  Adjusted Fixed Charges            $    181.4  $  180.1  $  365.3 $  383.5 $  408.0 $  436.3 $  479.0


Ratio of Earnings to Fixed Charges        7.08      6.09      5.62     5.14     4.49     4.04     3.69
